Exhibit 99.1

CommScope Reported Third Quarter 2018 Results

•	Third Quarter 2018 Performance

•	Sales of $1.15 billion, up 2 percent year over year

•	GAAP operating income of $132 million

•	Non-GAAP adjusted operating income (excluding special items) of $219 million

•	GAAP net income of $0.33 per diluted share

•	Non-GAAP adjusted net income (excluding special items) of $0.59 per diluted share, up 7 percent year over year.

HICKORY, NC, November 8, 2018 — CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, today reported results for the quarter ended September 30, 2018.

The Company reported sales of $1.15 billion for the third quarter, compared with $1.13 billion during the same period in the prior year. During the third quarter of 2018, CommScope generated net income of $64 million, or $0.33 per diluted share, an increase from the prior year period’s net income of $51 million, or $0.26 per diluted share. Non-GAAP adjusted net income for the third quarter of 2018 was $115 million, or $0.59 per diluted share, versus $107 million, or $0.55 per diluted share, in the third quarter of 2017. A reconciliation of reported GAAP results to non-GAAP results is attached.

In a separate press release today, CommScope announced an agreement to acquire ARRIS International plc (NASDAQ: ARRS) in an all-cash transaction, broadening its global position in end-to-end communications infrastructure solutions. The transaction is expected to close in the first half of 2019.

“During the quarter, we took action to ensure CommScope successfully navigates a dynamic and challenging market environment,” said President and Chief Executive Officer Eddie Edwards. “While we expect headwinds to continue as certain North American service providers spend more conservatively over the near term, we are confident that with ARRIS we will be better positioned for the advent of 5G and fixed wireless access.”

“Through our acquisition of ARRIS, we expect to drive profitable growth in new markets, increase revenue diversity and shape the future of wired and wireless communications. The combined company’s industry-leading technologies, scope and strong customer relationships should put us in a position to capitalize on future growth opportunities and drive significant value creation for our shareholders.”

Third Quarter 2018 Overview

Sales increased 2 percent year over year as growth in the North America and the Europe, Middle East and Africa (EMEA) regions more than offset lower sales in the Asia-Pacific region. Double-digit Outdoor Network Solutions growth, was partially offset by a decline in Indoor Copper. Foreign exchange rate changes unfavorably impacted net sales by approximately 2 percent.

GAAP operating income in the third quarter of 2018 increased 5 percent year over year to $132 million. Non-GAAP adjusted operating income, which excludes amortization of purchased intangibles, restructuring costs and other special items, decreased 1 percent year over year to $219 million, or 19 percent of net sales. Both GAAP and non-GAAP operating income were favorably impacted by higher North American sales volumes and cost reduction initiatives. The favorable impacts were partially offset by lower selling prices and the impact of unfavorable input costs and foreign exchange rate changes.    GAAP operating income also benefited from lower integration costs, which are excluded from non-GAAP adjusted operating income.

Third Quarter 2018 Segment Overview

Third quarter Connectivity Solutions segment sales increased 3 percent year over year to $732 million driven primarily by strength in North America as well as the EMEA region, partially offset by a decline in the Asia-Pacific region. Foreign exchange rate changes negatively impacted net sales by approximately 2 percent.

Connectivity Solutions GAAP operating income increased 35 percent year over year to $95 million driven by lower integration and restructuring costs. Non-GAAP adjusted operating income increased 6 percent year over year to $147 million, or 20 percent of segment net sales. Both GAAP and non-GAAP adjusted operating income benefited from stronger sales volumes and cost savings initiatives, partially offset by lower selling prices, higher input costs and the impact of unfavorable foreign exchange rate changes.

Third quarter Mobility Solutions segment sales were essentially flat year over year at $419 million with strength in North America and to a lesser extent the EMEA region being offset by a decline in the Asia-Pacific region. Foreign exchange rate changes negatively impacted net sales by approximately 1 percent.

Mobility Solutions GAAP operating income declined 32 percent year over year to $37 million, and non-GAAP adjusted operating income decreased 14 percent year over year to $72 million, or 17 percent of segment net sales. Both GAAP and non-GAAP adjusted operating income benefited from higher sales volumes and geographic mix. These benefits were more than offset by lower selling prices.

Outlook

“We are actively taking steps to align our cost structure with current market dynamics, which we expect to continue into the fourth quarter and next year,” said Executive Vice President and Chief Financial Officer, Alex Pease. “Excluding the impact of the ARRIS acquisition, we expect modest growth in 2019 and relatively stable year-over-year results, reflecting the impact of adverse spending patterns at large North American operators. Looking ahead, we expect that the ARRIS transaction will enable CommScope to achieve significant EPS accretion, execute on additional cost savings opportunities and unlock high-growth segments to deliver strong shareholder returns over the longer term.”

CommScope management issued fourth quarter 2018 guidance and updated its guidance range for the full year 2018.

Fourth Quarter 2018 Guidance:

•	Revenue of $1.015 billion – $1.065 billion

•	Operating income of $60 million – $83 million

•	Non-GAAP adjusted operating income of $145 million – $170 million

•	Non-GAAP adjusted effective tax rate of approximately 29 percent – 30 percent

•	Loss per share of $(0.12) – $(0.14), based on 192 million weighted average basic shares

•	Non-GAAP adjusted earnings per diluted share of $0.34 – $0.39, based on 195 million weighted average diluted shares

Full Year 2018 Guidance:

•	Revenue of $4.525 billion – $4.575 billion

•	Operating income of $461 million – $484 million

•	Non-GAAP adjusted operating income of $804 million – $829 million

•	Non-GAAP adjusted effective tax rate of 29 percent – 30 percent

•	Earnings per diluted share of $0.70 – $0.72, based on 195 million weighted average diluted shares

•	Non-GAAP adjusted earnings per diluted share of $2.09 – $2.14

•	Cash flow from operations > $480 million

A reconciliation of GAAP to non-GAAP outlook is attached.

Conference Call, Webcast and Investor Presentation

CommScope will be hosting a joint conference call with ARRIS today at 8:30 a.m. ET to discuss third quarter 2018 results and the transaction. The conference call will also be webcast.

To participate in the conference call, dial +1 844-397-6169 (US and Canada only) or +1 478-219-0508. The conference identification number is 4825208. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on CommScope’s Investor Relations page. A webcast replay will be archived on CommScope’s website for a limited period of time following the conference call.

END

About CommScope

CommScope (NASDAQ: COMM) helps design, build and manage wired and wireless networks around the world. As a communications infrastructure leader, we shape the always-on networks of tomorrow. For more than 40 years, our global team of more than 20,000 employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at http://www.commscope.com/

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Investor Contact:

Kevin Powers, CommScope

+1 828-323-4970

Kevin.powers@commscope.com

News Media Contact:

Rick Aspen, CommScope

+1 708-236-6568

publicrelations@commscope.com

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures enhances an investor’s understanding of our financial performance. CommScope management further believes that these financial measures are useful in assessing CommScope’s operating performance from period to period by excluding certain items that we believe are not representative of our core business. CommScope management also uses certain of these financial measures for business planning purposes and in measuring CommScope’s performance relative to that of its competitors. CommScope management believes these financial measures are commonly used by investors to evaluate CommScope’s performance and that of its competitors. However, CommScope’s use of the terms non-GAAP adjusted operating income, non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share may vary from that of others in its industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss) or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance, operating cash flows or liquidity.

Forward Looking Statements

This press release includes forward-looking statements that reflect our current views with respect to future events and financial performance, including our proposed acquisition of ARRIS. These statements may discuss goals, intentions or expectations as to future plans, trends, events, results of operations or financial condition or otherwise, in each case, based on current beliefs of management, as well as assumptions made by, and information currently available to, such management. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our dependence on customers’ capital spending on data and communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; changes to the regulatory environment in which our customers operate; product quality or performance issues and associated warranty claims; our ability to maintain effective management information systems and to implement major systems initiatives successfully; cyber-security incidents, including data security breaches, ransomware or computer viruses; the risk our global manufacturing operations suffer production or shipping delays, causing difficulty in meeting customer demands; the risk that internal production capacity or that of contract manufacturers may be insufficient to meet customer demand or quality standards; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers for certain raw material and components; the risk that contract manufacturers we rely on encounter production, quality, financial or other difficulties; our ability to integrate and fully realize anticipated benefits from prior or future acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities or those of our contract manufacturers that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as deferred tax assets; our ability to attract and retain qualified key employees; labor unrest; obligations under our defined benefit employee benefit plans may require plan contributions in excess of current estimates; significant international operations exposing us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; the impact of the U.K. invoking Article 50 of the Lisbon Treaty to leave the European Union; changes in the laws and policies in the United States affecting trade, including recently enacted tariffs on imports from China, as well as the risk and uncertainty related to other potential tariffs or a potential global trade war that may impact our products; costs of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; the impact of litigation and similar regulatory proceedings that we are involved in or may become involved in, including the costs of such litigation; risks associated with stockholder activism, which could cause us to incur significant expense, hinder execution of our business strategy and impact the trading value of our securities; and other factors beyond our control. These risks and uncertainties may be magnified by our acquisition of ARRIS, and such statements are also subject to the risks and uncertainties related to ARRIS’s business.

Such forward-looking statements are subject to additional risks and uncertainties related to our proposed acquisition of ARRIS, many of which are outside of our and/or ARRIS’s control, including, without limitation: failure to obtain applicable regulatory approvals in a timely manner, on acceptable terms or at all, or to satisfy the other closing conditions to the proposed acquisition; the risk that we will be required to pay a reverse break fee under the related acquisition agreement; the risk that we will not successfully integrate ARRIS or that we will not realize estimated cost savings, synergies, growth or other anticipated benefits, or that such benefits may take longer to realize than expected; risks relating to unanticipated costs of integration; the potential impact of announcement or consummation of the proposed acquisition on relationships with third parties, including customers, employees and competitors; failure to manage potential conflicts of interest between or among customers; integration of information technology systems; conditions in the credit markets that could impact the costs associated with financing the acquisition; the possibility that competing offers will be made; and other factors beyond our and/or ARRIS’s control. These and other factors are discussed in greater detail in our 2017 Annual Report and in Part II, Item 1A, Risk Factors, of our quarterly report on Form 10-Q for the quarter ended September 30, 2018. Although the information contained in this press release represents our best judgment as of the date hereof based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this press release, except as otherwise may be required by law.

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$1,150,405	$1,128,775	$3,510,778	$3,440,150
Operating costs and expenses:
Cost of sales	726,531	700,170	2,204,194	2,085,973
Selling, general and administrative	173,990	184,947	544,318	604,408
Research and development	44,807	44,599	142,436	140,569
Amortization of purchased intangible assets	65,782	68,271	199,453	202,890
Restructuring costs, net	7,070	5,360	19,738	24,521

Total operating costs and expenses	1,018,180	1,003,347	3,110,139	3,058,361

Operating income	132,225	125,428	400,639	381,789
Other income (expense), net	(2,379)	3,209	(4,490)	(9,248)
Interest expense	(66,122)	(61,798)	(186,655)	(192,769)
Interest income	1,882	1,180	5,373	3,784

Income before income taxes	65,606	68,019	214,867	183,556
Income tax expense	(1,763)	(16,862)	(51,367)	(43,373)

Net income	$63,843	$51,157	$163,500	$140,183

Earnings per share:
Basic	$0.33	$0.27	$0.85	$0.73
Diluted (a)	$0.33	$0.26	$0.84	$0.71

Weighted average shares outstanding:
Basic	192,219	191,824	191,920	192,973
Diluted (a)	195,359	195,815	195,370	197,387

(a) Calculation of diluted earnings per share:
Net income (basic and diluted)	$63,843	$51,157	$163,500	$140,183

Weighted average shares (basic)	192,219	191,824	191,920	192,973
Dilutive effect of equity-based awards	3,140	3,991	3,450	4,414

Denominator (diluted)	195,359	195,815	195,370	197,387

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$352,397	$453,977
Accounts receivable, less allowance for doubtful accounts of $18,141 and $13,976, respectively	901,096	898,829
Inventories, net	490,767	444,941
Prepaid expenses and other current assets	123,277	146,112

Total current assets	1,867,537	1,943,859
Property, plant and equipment, net of accumulated depreciation of $425,565 and $390,389, respectively	445,746	467,289
Goodwill	2,858,640	2,886,630
Other intangible assets, net	1,420,677	1,636,084
Other noncurrent assets	125,696	107,804

Total assets	$6,718,296	$7,041,666

Liabilities and Stockholders’ Equity
Accounts payable	$441,409	$436,737
Other accrued liabilities	323,211	286,980

Total current liabilities	764,620	723,717
Long-term debt	3,983,790	4,369,401
Deferred income taxes	97,849	134,241
Pension and other postretirement benefit liabilities	20,315	25,140
Other noncurrent liabilities	96,652	141,341

Total liabilities	4,963,226	5,393,840
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 192,222,782 and 190,906,110, respectively	1,990	1,972
Additional paid-in capital	2,372,764	2,334,071
Retained earnings (accumulated deficit)	(226,494)	(395,998)
Accumulated other comprehensive loss	(171,982)	(86,603)
Treasury stock, at cost: 6,738,136 shares and 6,336,144 shares, respectively	(221,208)	(205,616)

Total stockholders’ equity	1,755,070	1,647,826

Total liabilities and stockholders’ equity	$6,718,296	$7,041,666

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating Activities:
Net income	$63,843	$51,157	$163,500	$140,183
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation and amortization	94,280	92,090	272,629	282,543
Equity-based compensation	11,327	10,974	33,723	31,572
Deferred income taxes	(8,006)	(5,903)	(32,616)	(19,976)
Changes in assets and liabilities:
Accounts receivable	113,486	15,079	(23,537)	59,054
Inventories	(17,805)	54,033	(65,798)	11,790
Prepaid expenses and other assets	(3,241)	(20,909)	(3,849)	(22,682)
Accounts payable and other liabilities	(28,604)	(57,728)	12,277	(178,505)
Other	1,541	6,579	5,555	31,426

Net cash generated by operating activities	226,821	145,372	361,884	335,405
Investing Activities:
Additions to property, plant and equipment	(24,604)	(20,575)	(55,448)	(51,152)
Proceeds from sale of property, plant and equipment	6,490	38	12,715	5,016
Proceeds upon settlement of net investment hedge	—	—	1,331	—
Cash paid for acquisitions, including purchase price adjustments, net of cash acquired	—	(105,249)	—	(105,249)
Other	—	3,120	—	9,898

Net cash used in investing activities	(18,114)	(122,666)	(41,402)	(141,487)
Financing Activities:
Long-term debt repaid	(550,000)	(25,000)	(550,000)	(805,379)
Long-term debt proceeds	150,000	—	150,000	780,379
Debt issuance and modification costs	—	—	—	(8,363)
Debt extinguishment costs	—	—	—	(14,800)
Cash paid for repurchase of common stock	—	(75,000)	—	(175,000)
Proceeds from the issuance of common shares under equity-based compensation plans	73	297	4,988	8,803
Tax withholding payments for vested equity-based compensation awards	(92)	(98)	(15,592)	(14,956)

Net cash used in financing activities	(400,019)	(99,801)	(410,604)	(229,316)
Effect of exchange rate changes on cash and cash equivalents	(1,992)	3,846	(11,458)	18,412

Change in cash and cash equivalents	(193,304)	(73,249)	(101,580)	(16,986)
Cash and cash equivalents at beginning of period	545,701	484,491	453,977	428,228

Cash and cash equivalents at end of period	$352,397	$411,242	$352,397	$411,242

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating income, as reported	$132.2	$125.4	$400.6	$381.8

Adjustments:
Amortization of purchased intangible assets	65.8	68.3	199.5	202.9
Restructuring costs, net	7.1	5.4	19.7	24.5
Equity-based compensation	11.3	11.0	33.7	31.6
Integration and transaction costs	2.6	12.0	5.3	38.2

Total adjustments to operating income	86.8	96.7	258.2	297.2

Non-GAAP adjusted operating income	$219.0	$222.1	$658.8	$679.0

Income before income taxes, as reported	$65.6	$68.0	$214.9	$183.6
Income tax expense, as reported	(1.8)	(16.9)	(51.4)	(43.4)

Net income, as reported	$63.8	$51.2	$163.5	$140.2
Adjustments:
Total pretax adjustments to operating income	86.8	96.7	258.2	297.2
Pretax amortization of deferred financing costs & OID (1)	9.8	3.2	15.0	18.8
Pretax loss on debt transactions (2)	—	—	—	16.0
Pretax net investment gains (2)	—	(2.4)	—	(9.0)
Tax effects of adjustments and other tax items (3)	(45.9)	(41.2)	(93.9)	(133.9)

Non-GAAP adjusted net income	$114.5	$107.5	$342.7	$329.3

Diluted EPS, as reported	$0.33	$0.26	$0.84	$0.71
Non-GAAP adjusted diluted EPS	$0.59	$0.55	$1.75	$1.67

(1)	Included in interest expense.
(2)	Included in other income (expense), net.
(3)

The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Sales by Region

(Unaudited — In millions)

Sales by Region

			% Change
	Q3 2018	Q3 2017	YOY
United States	$653.0	$595.3	9.7%
Europe, Middle East and Africa	235.6	231.0	2.0
Asia Pacific	179.3	218.6	(18.0)
Caribbean and Latin America	59.4	62.2	(4.5)
Canada	23.1	21.7	6.5

Total Net Sales	$1,150.4	$1,128.8	1.9%

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment

				% Change
	Q3 2018	Q2 2018	Q3 2017	Sequential	YOY
Connectivity Solutions	$731.7	$740.5	$708.7	(1.2)%	3.2%
Mobility Solutions	418.7	499.4	420.1	(16.2)%	(0.3)%

Total Net Sales	$1,150.4	$1,239.9	$1,128.8	(7.2)%	1.9%

Non-GAAP Adjusted Operating Income by Segment

				% Change
	Q3 2018	Q2 2018	Q3 2017	Sequential	YOY
Connectivity Solutions	$147.4	$142.9	$138.5	3.1%	6.4%
Mobility Solutions	71.6	108.2	83.6	(33.8)%	(14.4)%

Total Non-GAAP Adjusted Operating Income	$219.0	$251.1	$222.1	(12.8)%	(1.4)%

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Third Quarter 2018 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$94.9	$37.3	$132.2
Amortization of purchased intangible assets	44.4	21.4	65.8
Restructuring costs, net	(0.4)	7.5	7.1
Equity-based compensation	6.9	4.4	11.3
Integration and transaction costs	1.7	1.0	2.6

Non-GAAP adjusted operating income	$147.4	$71.6	$219.0
Non-GAAP adjusted operating margin %	20.1%	17.1%	19.0%

Second Quarter 2018 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$85.4	$79.3	$164.7
Amortization of purchased intangible assets	45.0	21.4	66.4
Restructuring costs, net	4.7	2.5	7.2
Equity-based compensation	7.2	4.6	11.8
Integration and transaction costs	0.7	0.3	1.0

Non-GAAP adjusted operating income	$142.9	$108.2	$251.1
Non-GAAP adjusted operating margin %	19.3%	21.7%	20.3%

Third Quarter 2017 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$70.4	$55.0	$125.4
Amortization of purchased intangible assets	44.2	24.1	68.3
Restructuring costs, net	5.6	(0.2)	5.4
Equity-based compensation	6.4	4.6	11.0
Integration and transaction costs	11.9	0.2	12.0

Non-GAAP adjusted operating income	$138.5	$83.6	$222.1
Non-GAAP adjusted operating margin %	19.5%	19.9%	19.7%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q3 2018	Q3 2017
Cash flow from operations	$226.8	$145.4
Integration and transaction costs	—	12.3
Capital expenditures	(24.6)	(20.6)

Adjusted Free Cash Flow	$202.2	$137.1

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Operating income, as reported	$132.2	$164.7	$103.7	$90.3	$125.4
Amortization of purchased intangible assets	65.8	66.4	67.2	68.1	68.3
Restructuring costs, net	7.1	7.2	5.5	19.3	5.4
Equity-based compensation	11.3	11.8	10.5	10.3	11.0
Integration and transaction costs	2.6	1.0	1.7	9.8	12.0

Non-GAAP adjusted operating income	$219.0	$251.1	$188.6	$197.7	$222.1

Non-GAAP adjusted operating margin %	19.0%	20.3%	16.8%	17.6%	19.7%
Depreciation	18.7	19.9	19.6	20.8	20.6

Non-GAAP adjusted EBITDA	$237.8	$271.1	$208.1	$218.5	$242.7

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

Outlook
Three Months Ended
	December 31, 2018	Full Year 2018
Operating income	$60 - $83	$461 - $484
Adjustments:
Amortization of purchased intangible assets	$66	$265
Equity-based compensation	$12	$46
Restructuring costs, integration and transaction costs and other (1)	$7 - $9	$32 - $34

Total adjustments to operating income	$85 - $87	$343 - $345

Non-GAAP adjusted operating income	$145 - $170	$804 - $829

Diluted earnings per share (basic loss per share)	$(0.12) - $(0.14)	$0.70 - $0.72

Adjustments (2):
Total adjustments to operating income	$0.32 - $0.36	$1.32 - $1.34
Debt-related costs and other special items (3)	$0.14 - $0.17	$0.07 - $0.08

Non-GAAP adjusted diluted earnings per share	$0.34 - $0.39	$2.09 - $2.14

(1)	Reflects projections for restructuring costs, integration and transaction costs and other special items. Actual adjustments may vary from projections.
(2)

The tax rates applied to projected adjustments reflect the tax expense or benefit based on the expected tax jurisdiction of the entity generating the projected adjustments. There are certain items for which we expect little or no tax effect.

(3)

Reflects projections for amortization of debt issuance costs, loss on debt extinguishment, net losses on defined benefit plan terminations, foreign exchange losses triggered by the liquidation of subsidiaries and tax items. Actual adjustments may vary from projections.

Our actual results may be impacted by additional events for which information is not currently available, such as additional restructuring activities, asset impairments, debt extinguishments, additional transaction and integration costs, foreign exchange rate fluctuations and other gains or losses related to events that are not currently known or measurable.

See Caution Regarding Forward-Looking Statements and Description of Non-GAAP Financial Measures.